Filed in the Office of	Business Number E0776232008-6
Barbara K. Cegavske (signature)	Filing Number 20211193576
Secretary of State State Of Nevada	Filed On 1/27/2021 1:20:00 PM
	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity Information:	Name of entity: Synthetic Biologics, Inc. Entity or Nevada Business Identification Number (NVID):
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Certificate, Amendment or Withdrawal of Designation: 1. The last sentence of the first paragraph of Section 6a) is hereby deleted in its entirety and replaced with the following:
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X (signature) Signature of Officer Date: 1/27/21

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Certificate, Amendment or Withdrawal of Designation

1. The last sentence of the first paragraph of Section 6(a) is hereby deleted in its entirety and replaced with the following:

"From January 27, 2021 until September 30, 2021, the "Conversion Price" shall be reduced to $1.50 per share, subject to adjustment as provided below. After October 1 , 2021, the "Conversion Price" shall be $18.90, subject to adjustment as provided below."

2. The references to section 7 in Section 6(a) are hereby deleted.

3. Section 7 is hereby deleted in its entirety and replaced with the following:

"[Intentionally Deleted]"

4. The definitions of "Change of Control" and "Change of Control Price" in Section 10 are each hereby deleted in their entirety.